Exhibit 99.1

NATIONAL BEVERAGE CORP.

DECLARES CASH DIVIDEND

FORT LAUDERDALE, FL, November 24, 2020 . . . National Beverage Corp. (NASDAQ: FIZZ), with growth of its LaCroix brand continuing to outpace the sparkling water category, today announced the parameters of a special cash dividend.

The year 2020 will be remembered for ‘crisis’ and how to manage a business during a devastating pandemic with lasting effects. While we have witnessed much, we at National Beverage have truly been blessed. Our good fortune allows us to share profound innovation that major retailers and others continue to imitate, which further expands the sparkling water category.

The Board of Directors declared a minimum cash dividend of $3.00 per share to shareholders of record on December 4, 2020. The minimum cash dividend could be adjusted by notice to shareholders no later than December 2, 2020. FIZZ will trade ex-dividend on December 3, 2020 and the payment date for this distribution shall be on or before February 2, 2021.

“This tenth cash dividend paid since 2004 reflects our latest step to reward shareholders. Our balance sheet provides the ability to pay this dividend, while preserving the financial and operational flexibility to continue to grow our business, reward employees and create shareholder value over the long-term. The Board has requested additional analysis as a result of uncertainty regarding the consequences of increasing Covid-19 infections and future tax policy before determining the final payment amount per share. Prior to this dividend, FIZZ holders have received cash dividends of $14.56 per share, or $675 million,” stated the company spokesperson.

National Beverage plans to announce financial results for its second quarter ended October 31, 2020 on or before December 10, 2020.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.